Base, Natural and Age Verified all had strong results

Comparing Grids and

Programs in FY 2009

By Brian Bertelsen, Director of Field Operations

During fiscal year 2009, more than 98% of all cattle delivered to our Kansas plants were marketed on the Base grid. Approximately one percent were on the Market grid.

There are many differences between the Base and Market grids. One of the most significant is that the Market grid places more emphasis on Yield Grade, or cutability. As a result, cattle delivered on the Market grid tend to have lower, or leaner Yield Grades, fewer black hides and more Continental breed influence. Because the number of cattle sold on the Market grid in fiscal year 2009 was small, results are not be summarized in this article.

The table on this page summarizes cattle performance in Kansas plants during fiscal year 2009. Natural program cattle are not included in the data for the Base grid.

Approximately 17% of all USPB cattle
qualified for the $35 per head ASV
premium in fiscal year 2009.

The NatureSource® Natural Angus (NatureSource) branded beef program is limited to Black or Red Angus cattle that have never received hormones, antibiotics, ionophores or animal byproducts. They are priced on a separate grid that has an additional $1 0/cwt of live weight added to the base live price. The NatureSource grid also has a fixed threshold of 70% Choice and Prime, and does not offer a reward for the Certified Angus Beef® (CAB) or Black Canyon Premium Reserve® (BCPR) brands.

NatureSource cattle had lighter live and carcass weights and lower Yield, or dressing percentage, compared to other USPB cattle. They had the second lightest placement weight and the most days on feed. Yet, their quality grades were the highest with nearly 6% grading USDA Prime.

The Naturewell® Natural Angus (Naturewell) program has the same specifications as NatureSource but applies only to the last 120 days of the finishing period. The reward for Naturewell is an additional $2.75/cwt added to the base live price. Cattle in both Natural beef programs must be enrolled in advance and must come from feedlots that are pre-approved.

  Naturewell cattle were the highest percent black-hided and the highest percentage of steer lots of any grid type. They had the second highest percent grading Choice and Prime. These cattle were also the highest in CAB and BCPR. Within the black-hided cattle, their certification rates were the highest for each brand. As a result, Naturewell lots had the most total Quality Grade premium.

...continued on page 4

USPB BENCHMARK PERFORMANCE DATA—KS PLANTS

FY 2009	Base	Nature- Source	Nature- Well	ASV
In Weight, lb.	731	719	740	712
Days Fed	157	176	166	164
Live Weight, lb.	1,272	1,205	1,280	1,279
Carcass Weight, lb.	814	758	817	817
Yield, %	64.01	62.93	63.77	63.83
Choice & Prime, %	71.54	87.19	81.64	75.94
CAB, %	20.05	N/A	32.63	25.57
BCPR,%	11.98	N/A	16.62	15.12
Ungraded, %	2.33	0.46	0.89	1.06
YG1, %	8.69	3.53	3.64	5.68
YG2, %	36.28	37.14	31.56	36.64
YG3, %	43.17	49.45	49.79	49.23
YG4, %	10.62	9.40	13.86	7.96
YG5, %	1.24	0.49	1.16	0.49
Lightweight, %	0.41	0.94	0.33	0.30
Heavyweight, %	2.79	0.94	2.93	2.17
Black Hided, %	73.36	76.29	87.49	84.23
Steer %	36.79	52.74	65.25	55.67
Quality Grade, $/head	19.48	12.22	30.70	23.58
Yield, $/head	11.27	9.33	5.25	8.16
Yield Grade, $/head	-3.63	-2.25	-6.58	-2.58
Out Weight, $/head	-4.20	-2.59	-4.38	-3.24
Steer/Heifer, $/head	1.06	1.26	1.74	1.68
Subtotal, $/head	23.98	17.97	26.73	27.60
ASV , $/head	5.84	1.58	14.19	35.00
Natural, $/head	N/A	113.58	35.59	N/A
Gross Prem., $/head	29.82	133.13	76.51	62.60

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

U. S. Premium Beef, LL C Annual Meeting

See You in Kansas City

While fiscal year 2009 brought its own set of challenges to the U.S. beef processing sector, it also brought some real opportunities for producers who marketed their cattle through U.S. Premium Beef, LLC (USPB).

Our producers received a record average grid premium of $30.95 on the cattle they marketed on our grids in fiscal year 2009. In other words, USPB’s grids have never worked better for our producers. In total, our company paid more than $22.7 million in grid premiums to producers who delivered cattle to our Kansas and California plants.

And, producers responded by marketing more cattle through USPB since fiscal year 2003—delivering cattle against over 99% of our unitholders’ delivery obligations.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service again worked well for both parties in fiscal year 2009 as delivery right lease rates increased to $7 per delivery right in March. Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who leased delivery rights through the USPB facilitated program in fiscal year 2009 received average grid premiums of $33.13 per head which was $2.18 per head above the company average.

Of most significance in fiscal year 2009 was our purchase of certain minority owners’ interest in National Beef Packing Co., LLC (National Beef). This has been part of our ongoing plan since becoming majority owners in 2003. We now own approximately 69% of National Beef.

Fiscal year 2009 provided our processing business opportunities to grow and to realize positive net income. Our fourth quarter results are not finalized at this time. However, we are encouraged with the company’s performance through our third quarter.

We continued to add value to more of our product in fiscal year 2009. We were once again one of the leading exporters of fresh chilled and frozen beef to Japan which was in part due to our producers’ ability to deliver cattle that qualified for our $35 per head age verified premium. In addition, we purchased the assets of a hide tanning business in St. Joseph, MO. This acquisition expands USPB’s value-based marketing strategy into the quality wet blue hide business.

I encourage you to attend our annual meeting on December 9 to learn more about our fiscal year 2009 financial results and our plans going forward. I’m confident you will go home with a better understanding of the benefits of being an owner of USPB. See you in Kansas City.

Schedule

Tuesday, December 8*

5:00 p.m.    Individual Carcass Data
                   Analysis Workshop

                   Brian Bertelsen, Director of Field Operations

6:30 p.m.    Reception

                   Meet Board of Director Candidates

Wednesday, December 9*

7:30 a.m.    Registration

8:00 a.m.    Morning Sessions (Repeated at 9:50 a.m.):

                    USPB Company Update

                    Steve Hunt, CEO

                    USPB Cattle Performance

                    Brian Bertelsen, Director of Field Operations

11:30 a.m.   Lunch—National Beef Presentation

1:15 p.m.     USPB Business Meeting

*All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $99. Cutoff date for annual meeting rate is December 1. If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362- 2779

Holiday Inn Express-KCI—next to Hilton— 11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City Airport Hilton

Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

December 8 & 9, 2009

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by December 1, 2009.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:
Name of Attendee:
Address:
City, State Zip:

Phone:	E-Mail Address:

Events:	Additional Registrations:
Carcass Data Analysis Workshop	This meeting is open only to USPB Unitholders and Associate producers, family members and employees.
December 8—5:00 p.m. ____ Number of people attending
Reception	Name:
December 8—6:30 p.m. ____ Number of people attending	Relationship:
Morning Sessions
December 9—8:00 a.m. ____ Number of people attending	Name:
Lunch & National Beef Presentation December 9—11:30 a.m.	Relationship:
____ Number of people attending
USPB Business Meeting	Name:
December 9—1:15 p.m. ____ Number of people attending	Relationship:

Please complete form and return to:

U.S. Premium Beef, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

Comparing Grids and Programs in FY 2009.....  continued from page 1

They also had the largest percentage of heavyweights and Yield Grade 4’s—an area for potential improvement. This was partly due to the heavier placement weights.

 Approximately 17% of all USPB cattle were age and source verified (ASV) during fiscal year 2009. Since its inception in April 2004, the ASV reward and, in turn, the number of ASV cattle has grown steadily. This year’s record is up from the previous year of 12%.

These cattle must be enrolled in an ASV program that is approved by USDA, be under 21 months of age at harvest and be delivered from a feedlot that is approved by a USDA ASV program. This allows our processing company to sell product from those cattle to Japanese customers.

The table on page one summarizes ASV cattle that were not enrolled in the Natural programs. They had the largest subtotal premium, which is the grid premium before any special program rewards such as ASV or Natural are added.

The ASV cattle were the second highest percent black-hided. Compared to Base grid cattle, they graded better than average with more Choice and Prime, more CAB and BCPR, with a greater certification rate of the black-hided animals for each of those brands. They also had fewer Yield Grade 4’s, due in part to more sorting.

The reward for ASV cattle increased to $35 in March of 2008. That is where it remained through all of fiscal year 2009. If you have any questions about the requirements for enrolling calves in USPB programs, please visit our website at www. uspremiumbeef.com or call 866-877-2525.w

Board of Director

Candidates Slated

USPB’s Nominating Committee has recommended, and the Board of Directors approved, three candidates for the two Even Slot Director positions up for election during the company’s annual meeting on Dec. 9 in Kansas City.

USPB Board Vice-Chairman John Fairleigh, Scott City, KS, and Board Secretary Duane Ramsey, Scott City, KS, currently hold these positions. John Fairleigh has announced he has decided not to run for another term. Duane Ramsey will seek re-election for a second three-year term. In addition to Mr. Ramsey, Jerry Bohn, Pratt, KS, and Greg Glunz, Scott City, KS, have been nominated.

Duane Ramsey is Chairman of Security Bancshares, Inc., a $300 million multi-bank holding company. In addition, he has held an ownership interest in a feedlot and a cow calf operation. Mr. Ramsey was involved in the organization and development of USPB as a founding stockholder through his feedlot and in financing numerous USPB stockholders.

Jerry Bohn has served as General Manager of Pratt Feeders since 1982. Pratt Feeders has a total one-time capacity of 115,000 head in four feedlots in Kansas and Oklahoma. Mr. Bohn also owns and manages a 2,000 to 3,000 head cattle operation which includes grazing and finishing cattle. He previously served on USPB’s Board from 2004 through 2007—the last year as Secretary of the Board.

Greg Glunz is the Chief Financial Officer of Fairleigh Feed-yard, at Scott City, KS. Fairleigh Feedyard is a 45,000 head custom feedyard. His responsibilities include overseeing the company’s accounting, finances, risk management, budgeting, cash flow projections and analyzing the financials of operations to identify areas of concern and opportunity. He has more than 25 years of beef production experience. w